FOR IMMEDIATE RELEASE

Smithfield Foods Announces Planned Retirement of Chief Executive Officer
C. Larry Pope at Year-End 2015

Current President and Chief Operating Officer Kenneth M. Sullivan to Succeed Pope

SMITHFIELD, Virginia (November 16, 2015)—Smithfield Foods, Inc. today announced that C. Larry Pope, chief executive officer, will retire from the company, effective December 31, 2015, following a distinguished 35-year career. Kenneth M. Sullivan, Smithfield’s president and chief operating officer, will succeed Mr. Pope as chief executive officer upon his retirement.

“It has been an honor and a privilege to lead Smithfield over the past nine years,” said Mr. Pope. “This planned leadership transition comes at a time of strength and growth for Smithfield. 2014 and 2015 have been the two best years in Smithfield’s history for financial performance and I believe the company is primed for ongoing success. Since February, the Smithfield family has been hard at work implementing our ‘One Smithfield’ initiative aimed at solidifying the company’s position as a global leader in branded packaged meats. During this time, we have unified Smithfield and made the company stronger and more efficient to better support our people, brands and customers. We have also put in place the next generation of leadership to ensure Smithfield’s success long into the future. I am extremely pleased with what we have achieved during my tenure as CEO and think the future is even brighter with the management team that we have put in place over the past two years. As such, I believe now is the right time for me to retire and allow this team to bring new excitement, energy, ideas and perspectives to the company."

Mr. Sullivan was named president and chief operating officer earlier this year. He has held a number of positions within the organization including serving as chief financial officer from 2013 to 2015, vice president of finance from 2010 to 2013 and chief accounting officer from 2007 to 2013. Prior to joining Smithfield in 2003, Mr. Sullivan spent twelve years at large public accounting and consulting firms serving a variety of clients in the manufacturing, technology and government contracting sectors.

Mr. Pope continued, “Ken is the ideal person to serve as Smithfield’s next chief executive officer. We have been planning this transition internally for some time and are very confident that it will be orderly and seamless to those inside and outside Smithfield. Ken is intimately familiar with the company’s operations and has worked closely with me in developing and executing our strategy and ‘One Smithfield’ initiative. I have the utmost confidence that Smithfield will continue to grow and thrive under Ken’s leadership.”

Mr. Pope concluded, “I want to thank the great people we have working at Smithfield for their dedication and loyalty to the company. Your hard work has always been – and will continue to be – the cornerstone of Smithfield’s success. "

“Larry has made significant contributions to Smithfield’s development,” said Mr. Wan Long, chairman of the board. “Smithfield has achieved good results under Larry’s leadership. I sincerely appreciate what he has done for the company, and wish him all the best in his retirement.”

Mr. Wan continued, “Ken is an important member of the Smithfield family with years of experience in the industry and great vision. More importantly, he is passionate about our company and employees, the products we make and services we provide. We believe that he is the ideal person to lead Smithfield to a new stage of development and create more value for our stakeholders. He also has a very deep understanding of our business development strategy. I fully support Ken, and hope he will drive innovation, lead the company to achieve record profit and elevate Smithfield to a new stage.”

“I am very excited and thankful to the board for giving me the opportunity to lead Smithfield, the company I have called home for over 12 years,” said Mr. Sullivan. “We have a strong leadership team in place with a shared vision and commitment to continue our evolution as a consumer packaged goods company. I look forward to working with the entire Smithfield team by remaining people-oriented, continuing to serve our customers and consumers and capturing the significant growth potential that exists for our company. I am grateful for the support and guidance that Larry has given to me.”

About Smithfield Foods
Smithfield Foods is a $15 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, John Morrell®, Gwaltney®, Nathan's Famous®, Kretschmar®, Margherita®, Curly's®, Carando® and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental and food safety and quality programs. For more information, visit www.smithfieldfoods.com.

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Media Contact
Kathleen Kirkham
Smithfield Foods, Inc.
+1 (757) 365-1965
kkirkham@smithfield.com